Exhibit 14.1

RANDOLPH BANCORP, INC.

RANDOLPH SAVINGS BANK

CODE OF ETHICS AND CONDUCT

Approved by the

Randolph Savings Bank Board of Directors

and

Randolph Bancorp, Inc. Board of Directors

February 28, 2017

TABLE OF CONTENTS

CORPORATE STATEMENT	1

WHISTLEBLOWER POLICY	1

EQUAL CREDIT OPPORTUNITY	2

SAFEGUARDING OF CONFIDENTIAL INFORMATION	2

INTEGRITY OF ACCOUNTING AND FINANCIAL INFORMATION	2

PUBLIC STATEMENTS AND QUALITY OF PUBLIC DISCLOSURES	2

GUIDELINES FOR ACCEPTANCE OF GIFTS, FAVORS OR GRATUITIES/BANK BRIBERY LAWS	2

CONFLICTS OF INTEREST	4

DISCLOSURE OF POTENTIAL CONFLICTS	4

TRADING ON CONFIDENTIAL INFORMATION	4

EXTENSIONS OF CREDIT	5

OTHER BUSINESS TRANSACTIONS	5

PROFESSIONAL GROUPS & CIVIC ORGANIZATIONS	5

POLITICAL CONTRIBUTIONS & ACTIVITIES	5

EMPLOYEE CONDUCT – LEGAL ADVICE	5

MEDIA INQUIRIES	5

DEALING WITH AUDITORS, EXAMINERS & LEGAL COUNSEL	5

OBSERVING APPLICABLE LAWS	6

PENALTIES FOR A BREACH OF BANCORP’S CODE OF ETHICS AND CONDUCT	6

ACKNOWLEDGEMENT OF CODE OF ETHICS AND CONDUCT	6

i

corporate statement

We are proud of our reputation for the trust and confidence our officers and staff enjoy in the community. It is only through the observance of high standards of conduct and personal integrity that we will continue to merit the confidence of our customers and the public.

The following Code of Ethics and Conduct has been adopted by Randolph Bancorp, Inc. and Randolph Savings Bank (collectively, “Bancorp”) to provide practical guidance regarding the conduct of their directors, officers and employees (“Bancorp Employees”). This policy embodies not only legal and regulatory requirements, but also the general standards by which Bancorp Employees must conduct themselves.  Unless otherwise instructed, any questions regarding this policy, or its application in specific instances should be referred to Bancorp’s SVP/Human Resources or President/CEO.

The SVP/Human Resources will report annually to the board on activities covered by this policy.  In addition, this individual will report all matters covered by this policy as described to the appropriate board committee.

WHISTLEBLOWER POLICY

Bancorp must promptly report all matters that involve apparent crimes affecting its assets or affairs to the appropriate governmental agencies. The Board of Directors and senior management recognize the importance of providing employees with the means to report any apparent incident or set of circumstances which appear to violate any law, regulation, this policy, the norms of sound/prudent banking, or represents questionable accounting or auditing matters. Such concerns/complaints include, without limitation, the following:

•	Fraud or error in the preparation, evaluation, review or audit of any financial statement of Bancorp;
•	Fraud or error in the recordkeeping and maintenance of financial and/or other Bancorp records;
•	Deficiencies in or noncompliance with Bancorp’s internal accounting controls;
•

Misrepresentation or false statement by any director, officer or employee of Bancorp regarding a matter contained in the financial records, financial/audit reports or other recordkeeping documents; or,

•	Any deviation from full and fair reporting of Bancorp’s financial condition and/or results of operations.

Any Bancorp Employee who identifies or becomes aware of any incident or set of circumstances which give a reasonable basis for believing that a violation has occurred, may occur or is occurring should immediately report the incident or circumstances by utilizing a third party anonymous hotline service called REPORT IT!. Employees may report a concern by calling 1-877-778-5463 or by going online at www.reportit.net and click “Report it Online” then “report now.” Whether online or by the telephone, employees should use the following:

Username:RandolphSavingsBank

Password:7815731300

A complaint or concern can be submitted anonymously, however, having the name of the individual who has made the submission may be beneficial to the investigation. If one chooses to reveal one’s identity, it will be kept confidential, unless disclosure is unavoidable in connection with the investigation.

Following receipt of any complaint/concern involving accounting, internal accounting controls, or auditing matters or any other matters involving questionable accounting practices or financial impropriety, the Audit Committee will investigate each matter so reported. The Audit Committee will retain, as part of its records, all complaints/concerns for a period of at least seven (7) years. Other matters reported will be investigated by the appropriate authority.

Bancorp will not take adverse action (discharge, demote, suspend, threaten, harass), or in any manner discriminate against an employee in the terms/conditions of employment, or permit retaliation of any kind against an employee based upon any lawful actions of such employee with respect to good faith reporting of concerns or complaints regarding violations of law, unsound banking practices or questionable accounting/auditing matters. Accordingly, any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be cause for disciplinary review.

EQUAL CREDIT OPPORTUNITY

It is the responsibility and obligation of all Bancorp Employees to support and adhere to a commitment for equal credit opportunity for all. It is Bancorp’s policy not to discriminate against or discourage credit applicants on the basis of race, color, religion, national origin, sex, sexual orientation, age, military service/status, disability/handicap or family status. In addition, no one will be denied access to credit simply because their income derives from public assistance programs, or because they have exercised their rights under the Consumer Credit Protection Act. Moreover, Bancorp is committed to equal credit opportunity to all individuals and to compliance to all fair lending laws and regulations. Any willful violations of these may be grounds for immediate termination.

SAFEGUARDING OF CONFIDENTIAL INFORMATION

All relationships between Bancorp and its customers are confidential. All Bancorp records containing personal data on Bancorp customers are confidential. As such, they are to be carefully safeguarded and kept current, relevant and accurate.  They should be disclosed only to authorized Bancorp personnel having a “need to know”, or pursuant to lawful process in accordance with Bancorp procedures governing the permissibility and means of disclosure. Such information should not be disclosed to third parties except as expressly permitted in Bancorp procedures or if Bancorp is legally obligated to do so. Care should be taken in not discussing customer information in any place or manner that risks violation of the confidentiality of customer information.

Information about Bancorp and its respective plans, financial condition and business, other than reports available to the public, is confidential and may not be disclosed to unauthorized persons. Financial information about Bancorp is not to be given to persons outside Bancorp unless it has been previously made available to the public. Care should be taken in not discussing Bancorp information in any place or manner that would impair Bancorp’s competitive position.

INTEGRITY OF ACCOUNTING AND FINANCIAL INFORMATION

Bancorp’s business records are of critical importance in meeting financial, legal and management obligations. All reports, vouchers, bills, payroll and service records, account records, measurement and performance records, transaction records and any other essential data must always be prepared and input accurately with care and honesty.

Falsifying reports or records is strictly prohibited. Certain business record offenses, including willful, unauthorized destruction or alteration of accounts, records or memoranda and willfully making false entries or failing to make correct entries, are cause for immediate dismissal.

PUBLIC STATEMENTS AND QUALITY OF PUBLIC DISCLOSURES

Bancorp is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States.  It is Bancorp’s policy that the reports and documents it files with or submits to the SEC, and earnings releases and similar public communications made by Bancorp, include fair, timely and understandable disclosure.  Officers and employees who are responsible for these filings and disclosures, including Bancorp’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled.  Bancorp’s senior management is primarily responsible for monitoring Bancorp’s public disclosures.

All directors, officers and employees of Bancorp are prohibited from making any comments or postings about Bancorp, or responding to comments or postings about Bancorp or Bancorp’s business made by others, in Internet chat rooms, bulletin boards, blogs, chat rooms, forums, wikis, Facebook, Twitter, LinkedIn or any other social networking media website.  You may encounter information about Bancorp on the Internet that you believe is harmful or inaccurate or other information that you believe is true or beneficial for Bancorp.  Although you may have a natural tendency to deny or confirm such information, any sort of response, even if it presents accurate information, could be considered improper disclosures by you and Bancorp and could result in legal liability.

GUIDELINES FOR ACCEPTANCE OF GIFTS,
FAVORS OR GRATUITIES/BANK BRIBERY LAWS

Gifts to Bancorp Employees from customers and suppliers are generally intended as sincere expressions of friendship and appreciation based on the personal relationships that often develop in the normal conduct of business. Nevertheless, substantial gifts (greater than $50) of any kind, whether in the form of food, merchandise, unusual discounts, entertainment, or the use of customer or supplier facilities, may create an appearance of impropriety, may cause embarrassment to Bancorp or its employees, and may subject the Bancorp Employees concerned to criminal prosecution under applicable Bank Bribery Laws. Accordingly, any Bancorp Employee who receives or is offered anything of value should consult and adhere carefully to the guidelines described below.

Massachusetts Law:

Massachusetts General Laws, Chapter 168, Section 23 provides that “no officer, director, employee or agent of such corporation shall be a beneficiary of or receive, directly or indirectly, any fee, commission, gift or other consideration for or in connection with any business of such corporation”.

Federal Bank Bribery Law:

The Federal Bank Bribery Law (18 U.S.C. Section 215), as amended, provides for criminal prosecution of anyone who:

As an officer, director, employee, agent, or attorney of a bank, corruptly solicits or demands...or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such bank.

The Bank Bribery Law also provides for criminal prosecution of any person (whether or not an employee of a bank) who:

Corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent, or attorney of a bank in connection with any business or transaction of such bank.

FDIC and FRB Bribery Guidelines:

Pursuant to the Bank Bribery Law, the FDIC and Federal Reserve Bank (FRB) have promulgated uniform Guidelines to assist an officer, director, employee, agent, or attorney of a bank to comply with the Bank Bribery Law. The FDIC’s and the FRB’s Guidelines encourage all FDIC insured banks to adopt and enforce internal codes of conduct alerting Bank personnel to the provisions of the Bank Bribery Laws, and providing internal policies and procedures to encourage compliance. In accordance with the recommendations set forth in the Guidelines, the Board of Directors of Randolph Savings Bank has adopted the following policy to guide Bancorp personnel with respect to gifts or offers of things of value.

Bank Policies & Procedures:

(a)General Rule

No Bank Employee may:

1.

solicit or demand for the benefit of oneself or any other person (other than the Bank) anything of value from any Bancorp customer, supplier or any other person or company in return for or in consideration of any business service, consideration or confidential information of Bancorp.

2.

accept or agree to accept anything of value (other than bona fide salary, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual course of business) from any Bancorp customer, supplier or any other person or company in connection with the business of Bancorp, before, during or after a transaction is discussed or consummated.

(b)Exceptions

The prohibition in paragraph (a) shall not apply to acceptance of:

1.

gifts, gratuities, amenities or favors based on obvious family or personal relationship make it clear that it is those relationships rather than the business of Bancorp (such as those between the parents, children or spouse of a Bancorp Employee) where the circumstances which are the motivating factors.

2.

meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by Bancorp as a reasonable expense if not paid for by another party.

3.	loans from other banks or financial institutions on customary terms to finance proper and usual activities of Bancorp Employees, such as home mortgage loans, except where prohibited by law.
4.	advertising or promotional material of reasonable value, such as pens, note pads, key chains, calendars and similar items.

5.	discounts or rebates on merchandise/services that do not exceed those available to other customers.
6.	civic, charitable, educational or religious organization awards for recognition of service and accomplishment.
7.	gifts of reasonable value that are related to commonly recognized events and occasions, such as a promotion, new job, wedding, retirement, holiday or birthday.
8.

things of value in other circumstances after written approval by the Chief Executive Officer or Senior Compliance Officer (“Designated Bancorp Official”) given on the basis of full disclosure of all relevant facts.

(c)Reporting Requirements

Whenever a Bancorp Employee receives or is offered a thing of value or under circumstances other than those described in subparagraphs (1) through (7) of paragraph (b), the Bancorp Employee shall promptly report the relevant facts to the Designated Bancorp Official. The Designated Bancorp Official shall review the facts and circumstances with the reporting Bancorp Employee and shall determine whether acceptance by the reporting Bancorp Employee of the gift or offer under the circumstances presented would be consistent with the purposes and intent of the Bank Bribery Law and the policies of Bancorp.

CONFLICTS OF INTEREST

Bancorp Employees shall not conduct their personal or business affairs in a manner that places their professional, business or financial interests in conflict with the interests of Bancorp. Nor shall Bancorp Employees, in connection with the business of Bancorp or their own interests, engage or attempt to engage in self-dealing or otherwise trade or seek to trade on their positions with Bancorp. Nor shall Bancorp Employees accept from a supplier, customer, or other person or company seeking to do business with Bancorp a business opportunity not available to other persons or that is made available because of such Bancorp Employee’s position with Bancorp.

Any Bancorp Employee who engages in or intends to engage in outside employment or activity has the responsibility to consult with the SVP/Human Resources or President/CEO, in advance, as to whether such employment or activity will result in or create an appearance of a conflict of interest with the Bancorp Employee’s duties and responsibilities.

Directors and officers shall disclose to the SVP/Human Resources their utilization of services provided by Bancorp’s substantial borrowers and/or holders of adversely rated assets in order to eliminate the potential for a director/officer from receiving preferential terms in return for favorable treatment in their relationship with Bancorp. Furthermore, the director/officer will not participate in discussions and/or loan approval(s) for those borrowers for the duration of the service(s) being rendered. Directors and officers are excluded from participating in any way in lending and business decisions that would directly or indirectly benefit the director or officer, or any related interest of the director or officer.

No Bancorp Employee may purchase any property directly or indirectly from Bancorp; other than obsolete office equipment or similar items on terms and subject to conditions approved in advance by the President/CEO or SVP/Human Resources. This includes Bancorp premises and equipment, collateral disposed of in settlement of an obligation, or property held as a fiduciary.

DISCLOSURE OF POTENTIAL CONFLICTS

Bancorp Employees shall promptly disclose, in writing, all potential conflicts of interest; including those in which they are or have been inadvertently placed due to personal or business relationships with customers, suppliers, business associates or competitors. The report shall set forth all relevant facts and the specific steps taken by Bancorp Employee to avoid an actual conflict of interest.

TRADING ON CONFIDENTIAL INFORMATION

It is possible that Bancorp Employees may become privileged to confidential, non-public information that pertains to a company that has issued securities. Use of or communication of such information by a Bancorp Employee in connection with the purchase and/or sale of securities is prohibited by federal securities laws. Such material information includes, but is not limited to: dividend/earnings results or expectations; financial forecasts; write-downs/offs of substantial assets; reserves for bad debts or contingent liabilities; expansion or curtailment of significant operations; major personnel changes; proposals or agreements involving mergers, acquisitions, divestitures, buy-outs and/or joint ventures; the introduction of new product lines; gain/loss of contracts; issues with suppliers or customers; labor disputes (strikes, lockouts); liquidity problems; bankruptcy or insolvency; extraordinary management developments; public offerings or private sales of debt or equity securities; and criminal/civil proceedings. Bancorp Employees shall comply with Bancorp’s Statement of Company Policy on Insider Trading and Disclosure.

EXTENSIONS OF CREDIT

Bancorp will consider loan applications from its Bancorp Employees and their related interests on the same terms available to the public. State and federal laws and regulations impose various restrictions and reporting and record keeping requirements on extensions of credit to certain Bancorp Employees and their related interests. Any questions concerning these restrictions and requirements should be directed to the President/CEO or Senior Compliance Officer.

OTHER BUSINESS TRANSACTIONS

Vendor relationships may be established between Bancorp and Bancorp clients for the delivery of products and/or services. Bancorp will follow the same procedures of procuring bids, prices and references to facilitate impartial decisions with regard to the hiring of consultants or use of vendors. Non-customer interests will receive the same opportunity for providing the products and/or services as Bancorp-customer vendors, based on quality and price.

Bancorp Employees should not commence or continue any relationships with outsiders that might, even by implication, cause embarrassment to them or impair Bancorp’s best interests or public position. Bancorp Employees are to avoid conflicts involving business opportunities, which come to their attention as a result of their duties with Bancorp. Periodically, the SVP/Human Resources will distribute a questionnaire dealing with outside business affiliations which is to be completed and returned as instructed.

PROFESSIONAL GROUPS & CIVIC ORGANIZATIONS

To further enhance Bancorp’s community reputation, Bancorp Employees are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with their duties to Bancorp and provided such relationships would not be prohibited or limited due to statutory or administrative requirements regarding conflicts of interest.

POLITICAL CONTRIBUTIONS & ACTIVITIES

Bancorp encourages and recognizes that its directors, officers and employees [in their individual capacities] may participate in the political process by supporting political parties, candidates, causes and initiatives. However, all contributions of cash, time or other things of value must be made from an individual’s personal funds and will not be reimbursed by Bancorp in any form.  Also, any efforts devoted to political activity must be outside of working hours and all Bancorp information (names, titles, address, logos, etc.) are prohibited from being used, unless authorized by the Board of Directors.

From time to time, Bancorp may participate in political activity in connection with issues of particular interest to Bancorp or our industry. Such activity will be conducted in accordance with federal regulations and with approval from the Board of Directors.

EMPLOYEE CONDUCT – LEGAL ADVICE

The practice of law and providing legal advice is the exclusive authority of lawyers. Bancorp Employees cannot and should not provide legal advice to a customer and any response for such request should be carefully phrased so that the response cannot be construed as legal advice.

MEDIA INQUIRIES

Bancorp’s President/CEO has the primary responsibility for responding to all inquiries from the news media. In the event the President/CEO is unable to respond to such inquiries, a Bancorp Official, appointed by the President/CEO, will be primarily responsible for responding to such inquiries.  The only exception to this policy is in questions from the news media asking for factual product/service information (e.g., current interest rates).

DEALING WITH AUDITORS, EXAMINERS & LEGAL COUNSEL

Employees, officers and directors are to respond honestly and candidly when dealing with Bancorp’s independent and internal auditors, regulators and attorneys.

OBSERVING APPLICABLE LAWS

There are a number of laws and regulations that address the need for ethics and corporate governance systems. These include Loans to Insiders (Regulation O), Section 39 of the FDI Act “Compensation Standards”, and Sections 22(g) and 22(h) of the Federal Reserve Act – "Loans to Executive Officers of Banks and Extensions of Credit to Executive Officers, Directors, and Principal Shareholders of Member Banks". Officers and directors shall be cognizant of all applicable laws and regulations and regularly disclose all potential conflicts of interest.

PENALTIES FOR A BREACH OF BANCORP’S CODE OF ETHICS AND CONDUCT

Violations of Bancorp’s Code of Ethics and Conduct may constitute grounds for immediate dismissal. In addition, such acts that violate federal and state criminal statutes will be reported to federal and state authorities for appropriate action.

ACKNOWLEDGEMENT OF CODE OF ETHICS AND CONDUCT

The Code of Ethics and Conduct is provided to new employees. Bancorp Employees are directed to refer any questions to the SVP/Human Resources or the President/CEO. Each Bancorp Employee shall, upon receipt of a copy of this Code of Ethics and Conduct and upon receipt of any amendments hereto, promptly sign and return to Human Resources a written or electronic acknowledgement that Bancorp Employee has received and read a copy of this Code of Ethics and Conduct or amendment, as the case may be. All such acknowledgements will be maintained in Human Resources.

CODE OF ETHICS AND CONDUCT

ACKNOWLEDGEMENT/CERTIFICATION

FOR DIRECTORS, OFFICERS & EMPLOYEES

I hereby acknowledge receipt of my personal copy of the Code of Ethics and Conduct (the “Code of Ethics”) of Randolph Bancorp, Inc. (Bancorp).

I understand that the provisions of the Code of Ethics constitute the official policy of Bancorp and that I will be expected to comply with the letter and the spirit of the Code of Ethics’ provisions for as long as I remain a director, officer or employee of Bancorp. I also understand that any violation of the Code of Ethics may result in disciplinary action being taken against me.

Accordingly, I hereby certify that I have read the Code of Ethics and agree to abide by its provisions at all times. I understand its provisions and have had an opportunity to ask any questions about it that I may have. Within its meaning, expressed or implied, I am not in violation of the Code of Ethics and I am not aware of any circumstances or activity of a personal, family or business nature which would conflict with the interest of Bancorp except as indicated below.

Date:	____/____/____

Signature:

Print Name:

Title:

February 28, 2017